                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Second Quarter 2024 Results
Strong performance in Aerospace & Defense propels sequential growth
◦Q2 2024 sales of $1.1 billion, up 5% from Q1 2024
◦Q2 2024 net income attributable to ATI of $81.9 million, or $0.58 per share, up 26% from Q1 2024
◦Aerospace & defense represent 62% of Q2 2024 sales, up from 59% of Q1 2024 sales
◦Non-GAAP Information*
▪Q2 adjusted net income attributable to ATI of $86.0 million or $0.60 per share
▪Q2 2024 ATI adjusted EBITDA of $182.6 million, or 16.7% of sales
DALLAS, TX--(PR Newswire)--August 6, 2024--ATI Inc. (NYSE: ATI) reported second quarter 2024 results, with sales of $1.10 billion and net income attributable to ATI of $81.9 million, or $0.58 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q2 2024	Q1 2024	Change	Q2 2023	Change

Sales	$1,095.3	$1,042.9	5%	$1,046.0	5%
Net income attributable to ATI	$81.9	$66.1	24%	$90.4	(9)%
Earnings per share	$0.58	$0.46	26%	$0.62	(6)%
Non-GAAP information*
Adjusted net income attributable to ATI*	$86.0	$68.4	26%	$100.6	(15)%
Adjusted earnings per share*	$0.60	$0.48	25%	$0.69	(13)%
ATI adjusted EBITDA*	$182.6	$151.0	21%	$164.2	11%
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Adjusted earnings per share* for Q2 2024 was $0.60, and ATI adjusted EBITDA* was $182.6 million, or 16.7% of sales. Q2 2024 adjusted results exclude pre-tax charges of $5.4 million consisting of $5.5 million of inventory write-downs related to our ongoing European restructuring and $1.8 million of start-up related costs. These pre-tax charges were partially offset by credits of $1.9 million due to lower severance reserves primarily for our ongoing European restructuring. Q1 2024 adjusted results exclude pre-tax charges of $3.1 million, primarily consisting of start-up related costs. Q2 2023 adjusted results exclude pre-tax charges of $4.5 million for start-up related costs, $2.8 million primarily for asset write-offs for a facility closure, $2.7 million of severance-related restructuring charges, and $0.6 million related to the loss on the sale of our Northbrook, IL operation.

"ATI's strong 2024 performance continued in the second quarter," said Kimberly A. Fields, President and CEO. "Growth in aerospace & defense accelerated in the second quarter, with sales increasing sequentially by 11%. This is due in part to the diversification in our jet engine and airframe customer bases. ATI is on every major commercial platform flying today," she said.

“With a strong focus on execution, we delivered on second quarter expectations for adjusted EBITDA and adjusted earnings per share," said Fields. "Our efforts to improve working capital intensity yielded significant improvements in year-over-year operating cash flow performance," she said. "Overall, consolidated adjusted EBITDA, as a percentage of sales, was up 100 basis points over the prior year, reflecting improving operational performance and leverage from higher production volumes."

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q2 2024	Q1 2024	Q2 2023
Sales	$562.0	$529.9	$527.1

Segment EBITDA	$113.8	$97.6	$109.7
% of Sales	20.2%	18.4%	20.8%

•HPMC’s second quarter 2024 sales increased $32 million, or 6%, compared to the first quarter 2024, primarily due to an 8% increase in aerospace & defense sales. Overall aerospace & defense sales were 85% of total HPMC sales in the second quarter 2024. Second quarter 2024 sales improved 7% compared to second quarter 2023, with total aerospace & defense related sales increasing 9% compared to the prior year period.
•HPMC segment EBITDA was $113.8 million, or 20.2% of sales. Increased volumes on higher-margin latest generation commercial aerospace platforms drove sequential incremental margins.
•Second quarter 2024 results included a $3.5 million benefit from the recognition of previously deferred employee retention credits, which were mostly offset by higher incentive compensation costs.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q2 2024	Q1 2024	Q2 2023
Sales	$533.3	$513.0	$518.9

Segment EBITDA	$87.5	$71.8	$74.1
% of Sales	16.4%	14.0%	14.3%

•AA&S second quarter 2024 sales increased $20 million, or 4%, compared to the first quarter 2024, a result of increased aerospace & defense and specialty energy sales. These increases were partially offset by lower conventional energy sales. Overall aerospace & defense sales were 39% of total AA&S sales in the second quarter 2024. Second quarter 2024 sales increased 3% compared to the second quarter 2023. Higher sales to aerospace & defense, specialty energy and medical end markets were partially offset by lower conventional energy sales.
•AA&S segment EBITDA was $87.5 million, or 16.4% of sales. Sequential margin improvement was primarily due to improved sales mix from increased deliveries of titanium.

•Second quarter 2024 results included a $5.1 million benefit from the recognition of previously deferred employee retention credits, which were mostly offset by higher incentive compensation costs.

Corporate Items and Cash
•Restructuring and other charges:
◦Second quarter 2024: $5.4 million includes pre-tax charges of $5.5 million of inventory write-downs related to our ongoing European restructuring and $1.8 million of start-up related costs. These pre-tax charges were partially offset by credits of $1.9 million due to lower severance reserves primarily for our ongoing European restructuring.
◦First quarter 2024: $3.1 million for start-up and restructuring related costs.
◦Second quarter 2023: $9.2 million includes pre-tax charges of $4.5 million for start-up related costs, $2.8 million primarily for asset write-offs for a facility closure, of which $0.8 million was accelerated depreciation on fixed assets, and $2.7 million of severance-related restructuring charges.
•Corporate expenses in the second quarter 2024 were $19.4 million, compared to $17.1 million in the first quarter 2024, and $17.7 million in the prior year quarter. The increase in second quarter 2024 was due to higher incentive compensation costs compared to prior periods.
•Closed operations and other income/expense was income of $0.7 million in the second quarter 2024, compared to expense of $1.3 million in the first quarter 2024, and expense of $1.9 million in the prior year quarter. The second quarter 2024 included a $2.3 million gain from the sale of our previously idled Houston, PA facility.
•Second quarter 2024 results include a $25.3 million income tax provision, or an effective tax rate of 22.8%. First quarter 2024 results include a $16.9 million income tax provision, or an effective tax rate of 19.8%. Second quarter 2023 results include a tax provision of $3.7 million, or an effective tax rate of 3.8%. The effective tax rate for the second quarter 2024 increased compared to the first quarter 2024 primarily due to lower discrete tax benefits. The Company’s effective tax rate for second quarter 2023 was lower than the second quarter 2024 due to the net valuation allowance position in the U.S.
•For the second quarter of 2024, cash provided by operating activities was $101 million, and cash provided by operating activities was $2 million on a year-to-date basis. Second quarter 2024 managed working capital as a percent of sales was 35.5%, which was down slightly from 35.9% in the first quarter 2024. Capital expenditures for the second quarter 2024 were $60 million.
•Cash on hand at June 30, 2024 was $426 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $556 million. As of June 30, 2024, we had no outstanding borrowings on the ABL credit facility. ATI has no significant debt maturities until the second quarter 2025.
Outlook

“Our execution and ability to capitalize on market opportunities allows us to drive increased margins and generate strong operating cash flow," said Fields. "ATI's capabilities, long-term agreements and backlog positions us to reaffirm our full year outlook. Our clear strategy of leading in aerospace & defense and 'aero-like' markets puts us on track us to meet our 2024 guidance. We continue to be confident in our ability to deliver our 2025 and 2027 financial targets. Our recently announced new sales commitments of $4 billion from the Farnborough International Airshow, which are predominantly for nickel alloys, include $550 million of revenue for 2027. This further demonstrates that we remain on track to exceed both $5 billion in revenue and $1 billion in adjusted EBITDA by 2027."
***********

ATI will conduct a conference call with investors and analysts on Tuesday, August 6, 2024, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 30,	March 31,	July 2,	June 30,	July 2,
	2024	2024	2023	2024	2023

Sales	$1,095.3	$1,042.9	$1,046.0	$2,138.2	$2,084.1

Cost of sales	867.9	845.5	836.9	1,713.4	1,681.8
Gross profit	227.4	197.4	209.1	424.8	402.3

Selling and administrative expenses	88.9	82.0	85.4	170.9	166.0
Restructuring charges (credits)	(1.9)	0.2	2.7	(1.7)	2.7
Loss (gain) on asset sales and sales of businesses, net	(2.2)	—	0.7	(2.2)	0.7
Operating income	142.6	115.2	120.3	257.8	232.9
Nonoperating retirement benefit expense	(3.7)	(3.7)	(2.5)	(7.4)	(4.9)
Interest expense, net	(28.4)	(26.6)	(21.3)	(55.0)	(41.2)
Other income, net	0.4	0.4	0.7	0.8	1.3
Income before income taxes	110.9	85.3	97.2	196.2	188.1
Income tax provision	25.3	16.9	3.7	42.2	8.0
Net income	$85.6	$68.4	$93.5	$154.0	$180.1
Less: Net income attributable to noncontrolling interests	3.7	2.3	3.1	6.0	5.2
Net income attributable to ATI	$81.9	$66.1	$90.4	$148.0	$174.9

Basic net income attributable to ATI per common share	$0.66	$0.52	$0.70	$1.18	$1.36

Diluted net income attributable to ATI per common share	$0.58	$0.46	$0.62	$1.04	$1.20

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 30,	March 31,	July 2,	June 30,	July 2,
	2024	2024	2023	2024	2023
Sales:
High Performance Materials & Components	$562.0	$529.9	$527.1	$1,091.9	$998.2
Advanced Alloys & Solutions	533.3	513.0	518.9	1,046.3	1,085.9
Total external sales	$1,095.3	$1,042.9	$1,046.0	$2,138.2	$2,084.1

EBITDA:
High Performance Materials & Components	$113.8	$97.6	$109.7	$211.4	$191.3
% of Sales	20.2%	18.4%	20.8%	19.4%	19.2%
Advanced Alloys & Solutions	87.5	71.8	74.1	159.3	157.8
% of Sales	16.4%	14.0%	14.3%	15.2%	14.5%
Total segment EBITDA	201.3	169.4	183.8	370.7	349.1
% of Sales	18.4%	16.2%	17.6%	17.3%	16.8%
Corporate expenses	(19.4)	(17.1)	(17.7)	(36.5)	(34.6)
Closed operations and other income (expense)	0.7	(1.3)	(1.9)	(0.6)	(3.2)
ATI Adjusted EBITDA	$182.6	$151.0	$164.2	$333.6	$311.3

Depreciation & amortization (a)	(37.9)	(36.0)	(35.9)	(73.9)	(71.0)
Interest expense, net	(28.4)	(26.6)	(21.3)	(55.0)	(41.2)
Restructuring and other charges	(5.4)	(3.1)	(9.2)	(8.5)	(10.4)
Loss on asset sales and sales of businesses, net	—	—	(0.6)	—	(0.6)
Income before income taxes	$110.9	$85.3	$97.2	$196.2	$188.1

(a) The following is depreciation & amortization by each business segment:
	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 30,	March 31,	July 2,	June 30,	July 2,
	2024	2024	2023	2024	2023
High Performance Materials & Components	$17.9	$16.3	$17.9	$34.2	$35.3
Advanced Alloys & Solutions	18.3	18.0	16.2	36.3	32.3
Other	1.7	1.7	1.8	3.4	3.4
Total depreciation & amortization	$37.9	$36.0	$35.9	$73.9	$71.0

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	June 30,	December 31
	2024	2023
ASSETS

Current Assets:
Cash and cash equivalents	$425.6	$743.9
Accounts receivable, net of allowances for doubtful accounts	719.8	625.0
Short-term contract assets	87.6	59.1
Inventories, net	1,317.5	1,247.5
Prepaid expenses and other current assets	102.4	62.2
Total Current Assets	2,652.9	2,737.7

Property, plant and equipment, net	1,705.5	1,665.9
Goodwill	227.2	227.2
Other assets	335.8	354.3

Total Assets	$4,921.4	$4,985.1

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$524.5	$524.8
Short-term contract liabilities	160.9	163.6
Short-term debt and current portion of long-term debt	316.8	31.9
Other current liabilities	243.4	256.8
Total Current Liabilities	1,245.6	977.1

Long-term debt	1,854.0	2,147.7
Accrued postretirement benefits	167.2	175.2
Pension liabilities	37.9	39.7
Other long-term liabilities	148.8	164.9
Total Liabilities	3,453.5	3,504.6

Total ATI stockholders' equity	1,355.2	1,373.0
Noncontrolling interests	112.7	107.5
Total Equity	1,467.9	1,480.5

Total Liabilities and Equity	$4,921.4	$4,985.1

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year-To-Date Period Ended
	June 30,	July 2,
	2024	2023

Operating Activities:
Net income	$154.0	$180.1

Depreciation and amortization	73.9	71.0
Share-based compensation	17.2	14.1
Deferred taxes	30.3	0.6
Net gain from disposal of property, plant and equipment	(2.1)	(0.3)
Loss (gain) on sales of businesses	—	0.6
Changes in operating assets and liabilities:
Inventories	(94.2)	(184.7)
Accounts receivable	(103.4)	(131.2)
Accounts payable	16.7	(66.3)
Pension plan contributions	—	(50.0)
Retirement benefits	(5.7)	(8.5)
Accrued liabilities and other	(84.4)	(42.5)
Cash provided by (used in) operating activities	2.3	(217.1)
Investing Activities:
Purchases of property, plant and equipment	(126.0)	(103.3)
Proceeds from disposal of property, plant and equipment	5.9	1.6
Transaction costs for sales of businesses, net of proceeds	—	(0.3)
Other	3.0	1.2
Cash used in investing activities	(117.1)	(100.8)
Financing Activities:
Payments on long-term debt and finance leases	(14.1)	(11.3)
Net borrowings (payments) under credit facilities	(4.9)	33.2
Purchase of treasury stock	(150.0)	(10.1)
Taxes on share-based compensation and other	(24.9)	(10.8)
Cash provided by (used in) financing activities	(193.9)	1.0
Less: Cash held for sale	(9.6)	—
Decrease in cash and cash equivalents	(318.3)	(316.9)
Cash and cash equivalents at beginning of period	743.9	584.0
Cash and cash equivalents at end of period	$425.6	$267.1

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended						Fiscal Year-To-Date Period Ended
	June 30,		March 31,		July 2,		June 30,		July 2,
	2024		2024		2023		2024		2023
Market
Aerospace & Defense:
Jet Engines- Commercial	$352.8	32%	$311.2	30%	$340.9	32%	$664.0	31%	$651.8	31%
Airframes- Commercial	210.8	19%	190.1	18%	164.2	16%	400.9	19%	334.1	16%
Defense	120.3	11%	114.4	11%	101.7	10%	234.7	11%	196.6	10%
Total Aerospace & Defense	$683.9	62%	$615.7	59%	$606.8	58%	$1,299.6	61%	$1,182.5	57%
Energy:
Conventional Energy	66.1	6%	102.5	10%	111.3	11%	168.6	8%	238.8	12%
Specialty Energy	76.6	7%	56.1	5%	68.2	6%	132.7	6%	150.9	7%
Total Energy	142.7	13%	158.6	15%	179.5	17%	301.3	14%	389.7	19%
Automotive	70.8	7%	56.0	5%	52.8	5%	126.8	6%	112.2	5%
Medical	61.7	6%	59.1	6%	41.9	4%	120.8	6%	76.9	4%
Construction/Mining	44.2	4%	27.2	3%	48.4	5%	71.4	3%	88.8	4%
Electronics	40.8	4%	52.9	5%	36.0	3%	93.7	4%	70.4	3%
Food Equipment & Appliances	16.2	1%	11.9	1%	20.9	2%	28.1	1%	42.4	2%
Other	35.0	3%	61.5	6%	59.7	6%	96.5	5%	121.2	6%
Total	$1,095.3	100%	$1,042.9	100%	$1,046.0	100%	$2,138.2	100%	$2,084.1	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 30,	March 31,	July 2,	June 30,	July 2,
	2024	2024	2023	2024	2023
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	44%	45%	52%	44%	52%
Titanium and titanium-based alloys	20%	18%	14%	19%	14%
Precision forgings, castings and components	19%	19%	17%	19%	16%
Precision rolled strip products	9%	8%	9%	9%	10%
Zirconium and related alloys	8%	10%	8%	9%	8%
Total	100%	100%	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 30,	March 31,	July 2,	June 30,	July 2,
	2024	2024	2023	2024	2023
Numerator for Basic net income per common share -
Net income attributable to ATI	$81.9	$66.1	$90.4	$148.0	$174.9
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	2.2	2.1	2.6	4.3	5.2
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$84.1	$68.2	$93.0	$152.3	$180.1

Denominator for Basic net income per common share -
Weighted average shares outstanding	124.4	126.2	128.5	125.3	128.5
Effect of dilutive securities:
Share-based compensation	3.1	2.5	2.8	2.8	2.8
3.5% Convertible Senior Notes due 2025	18.8	18.8	18.8	18.8	18.8
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	146.3	147.5	150.1	146.9	150.1

Basic net income attributable to ATI per common share	$0.66	$0.52	$0.70	$1.18	$1.36

Diluted net income attributable to ATI per common share	$0.58	$0.46	$0.62	$1.04	$1.20

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, EBITDA and Adjusted EBITDA are measures utilized by management to analyze the performance and result of our business. Further, we believe these measures are useful to investors and industry analysts because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in this press release:

	Fiscal Quarter Ended
	June 30, 2024	March 31, 2024	July 2, 2023

Net income attributable to ATI	$81.9	$66.1	$90.4
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	5.4	3.1	10.0
Loss on sale of business (b)	—	—	0.6
Total pre-tax adjustments	5.4	3.1	10.6

Income tax on pre-tax adjustments for special items	(1.3)	(0.8)	(0.4)

Net income attributable to ATI excluding special items	$86.0	$68.4	$100.6

	Fiscal Quarter Ended
	June 30, 2024		March 31, 2024		July 2, 2023
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$81.9	$86.0	$66.1	$68.4	$90.4	$100.6
Effect of dilutive securities	2.2	2.2	2.1	2.1	2.6	2.6
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$84.1	$88.2	$68.2	$70.5	$93.0	$103.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	124.4	124.4	126.2	126.2	128.5	128.5
Effect of dilutive securities	21.9	21.9	21.3	21.3	21.6	21.6
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	146.3	146.3	147.5	147.5	150.1	150.1

Diluted net income attributable to ATI per common share	$0.58	$0.60	$0.46	$0.48	$0.62	$0.69

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	June 30, 2024	March 31, 2024	July 2, 2023
Net income attributable to ATI	$81.9	$66.1	$90.4
Net income attributable to noncontrolling interests	3.7	2.3	3.1
Net income	85.6	68.4	93.5
(+) Depreciation and Amortization	37.9	36.0	35.9
(+) Interest Expense	28.4	26.6	21.3
(+) Income Tax Provision	25.3	16.9	3.7
(+) Restructuring and other charges (a)	5.4	3.1	9.2
(+) Loss on sale of business (b)	—	—	0.6
ATI Adjusted EBITDA	$182.6	$151.0	$164.2
Corporate expenses	19.4	17.1	17.7
Closed operations and other expense (income)	(0.7)	1.3	1.9
Total segment EBITDA	$201.3	$169.4	$183.8
(a) Second fiscal quarter 2024 includes pre-tax charges totaling $5.4 million, which include $5.5 million of inventory write-downs related to our ongoing European restructuring and $1.8 million of start-up costs. These pre-tax charges were partially offset by credits of $1.9 million primarily due to lower severance reserves for our ongoing European restructuring. First fiscal quarter 2024 includes pre-tax charges totaling $3.1 million, which include $2.9 million for start up costs and $0.2 million for severance-related restructuring charges. Second fiscal quarter 2023 includes pre-tax charges totaling $10.0 million, which include $4.5 million for start-up costs, $2.8 million primarily for asset write-offs for a facility closure, of which $0.8 million was accelerated depreciation on fixed assets and is included in depreciation and amortization in the above table, and $2.7 million of severance-related restructuring charges.
(b) Second fiscal quarter 2023 includes a $0.6 million loss on the sale of our Northbrook, IL operation.

Free Cash Flow
Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

	Fiscal Quarter Ended		Fiscal Year-To-Date Period Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Cash provided by (used in) operating activities	$101.1	$68.1	$2.3	$(217.1)
Add back: cash contributions to U.S. qualified defined benefit pension plan	—	—	—	50.0
Cash provided by (used in) operating activities excluding pension contributions	101.1	68.1	2.3	(167.1)
Cash used in investing activities	(53.3)	(41.5)	(117.1)	(100.8)
Free Cash Flow as defined by ATI	$47.8	$26.6	$(114.8)	$(267.9)

Managed Working Capital
As part of managing the performance of our business, we focus on Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business. The June 30, 2024 amounts include management working capital balances that are classified as held for sale.

	June 30,	March 31,	December 31,
	2024	2024	2023

Accounts receivable	$719.8	$720.5	$625.0
Short-term contract assets	87.6	65.3	59.1
Inventory	1,317.5	1,284.9	1,247.5
Accounts payable	(524.5)	(482.6)	(524.8)
Short-term contract liabilities	(160.9)	(161.6)	(163.6)
Subtotal	1,439.5	1,426.5	1,243.2

Allowance for doubtful accounts	2.7	3.1	3.2
Inventory reserves	71.6	69.1	75.5
Net managed working capital held for sale	$39.8	$—	$—
Managed working capital	$1,553.6	$1,498.7	$1,321.9

Annualized prior 3 months sales	$4,381.1	$4,171.6	$4,255.8

Managed working capital as a
% of annualized sales	35.5%	35.9%	31.1%

Change in managed working capital:
Year-to-date 2024	$231.7
Q2 2024	$54.9